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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Northwest Biotherapeutics, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-82094) on Form S-8 of Northwest Biotherapeutics, Inc. of our report dated March 1, 2002, relating to the consolidated balance sheets of Northwest Biotherapeutics, Inc. (a development stage company) and subsidiary as of December 31, 2000 and 2001 and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2001 and the period from March 18, 1996 (inception) through December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Northwest Biotherapeutics, Inc.

/s/ KPMG LLP

Seattle, Washington
April 1, 2002